Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of NeuBase Therapeutics, Inc. and subsidiaries (the “Company”) on Form S-3 (File No.333-254980) of our report dated December 23, 2021 with respect to our audits of the consolidated financial statements of the Company  as of September 30, 2021 and 2020 and for each of the two years in the period ended September 30, 2021, which report is included in this Annual Report on Form 10-K of the Company for the fiscal year ended September 30, 2021.

/S/ Marcum LLP

Marcum LLP

New York, NY

December 23, 2021